EXHIBIT 99.1

Voyager Reports Fourth Quarter and Full Year 2024 Financial and Operating Results

- Tau silencing gene therapy VY1706 robustly reduced tau mRNA levels, with broad distribution, and was well-tolerated in NHP study; IND filing anticipated in 2026 -

- Anti-tau antibody VY7523 was well tolerated in healthy volunteers and showed dose-proportional pharmacokinetics; initial tau PET imaging data in Alzheimer’s patients expected H2 2026 -

LEXINGTON, Mass., March 11, 2025 (GLOBE NEWSWIRE) -- Voyager Therapeutics, Inc. (Nasdaq: VYGR), a biotechnology company dedicated to leveraging genetics to treat neurological diseases, today reported fourth quarter and full year 2024 financial and operating results.

“Over the past year, Voyager has significantly advanced our two wholly-owned programs targeting tau, which we view as the most important target in Alzheimer’s disease. Our anti-tau antibody VY7523 is now in a clinical trial in Alzheimer’s disease patients, and our tau silencing gene therapy VY1706 is now in IND-enabling studies,” said Alfred W. Sandrock, Jr., M.D., Ph.D., Chief Executive Officer of Voyager. “At the same time, we made significant progress across our partnered portfolio of IV gene therapy programs in 2024, generating approximately $80 million in non-dilutive funding last year alone. Our strong cash position is expected to provide runway through multiple value-creating milestones and into mid-2027, and this does not include potential milestone payments from existing partnerships.”

Fourth Quarter 2024 and Recent Highlights

●	Development candidate selected for tau silencing gene therapy program VY1706: In a three-month non-human primate (NHP) study, a single 1.3E13 vg/kg dose of VY1706 delivered intravenously (IV) resulted in reductions in tau mRNA levels of 50% to 73% across the cerebral cortex, including in areas of the brain where tau accumulates during progression of Alzheimer’s disease (AD). Voyager expects to present additional data from the NHP study of VY1706 at the International Conference on Alzheimer’s and Parkinson’s Diseases and Related Neurological Disorders (ADPD) April 1-5, 2025.
●	Initiated multiple ascending dose (MAD) study of VY7523 anti-tau antibody for AD: VY7523 demonstrated an acceptable safety, tolerability, and immunogenicity profile as well as expected pharmacokinetic results in a Phase 1, single ascending dose (SAD) clinical trial in healthy volunteers. No serious adverse events (SAEs), severe adverse events, or infusion reactions were reported, and the cerebrospinal fluid (CSF)-to-serum ratio was 0.3%. Initial tau positron emission tomography (PET) data from the recently initiated MAD study are expected in the second half of 2026. Additionally, in the fourth quarter of 2024, third-party data demonstrated for the first time that an anti-tau antibody can impact tau accumulation in a human brain, and that this may correlate with clinical benefit, further increasing Voyager’s confidence in this approach.
●	Runway extended into mid-2027 as VY9323 no longer advancing: Voyager previously announced that it is assessing alternate payloads related to its gene therapy program for superoxide dismutase 1 (SOD1) amyotrophic lateral sclerosis (ALS) and is no longer advancing

VY9323, its previous lead development candidate for the program. This resulted in an extension of Voyager’s cash runway into mid-2027; this does not include any potential milestone payments from existing partnerships.

Anticipated Upcoming Milestones

●	April 2025: VY1706 tau silencing gene therapy and VY7523 anti-tau antibody data at ADPD conference
●	2025: IND filings anticipated with Neurocrine-partnered gene therapies for GBA1 Parkinson’s and other GBA1-mediated diseases, as well as for Friedreich’s ataxia
●	2025 and 2026: potentially informative anti-tau antibody and tau silencing antisense oligonucleotide data read-outs expected from multiple third parties
●	2026: U.S. IND and Canadian clinical trial application (CTA) filings anticipated with tau silencing gene therapy VY1706 for AD
●	H2 2026: Initial tau PET imaging data expected in MAD clinical trial of VY7523 in AD

Fourth Quarter and Full Year 2024 Financial Results

●	Collaboration Revenues: Voyager had collaboration revenue of $6.3 million for the fourth quarter of 2024, compared to $90.1 million for the same period in 2023, and $80.0 million for the year ended December 31, 2024, compared to $250.0 million for the same period in 2023. The decrease was primarily due to decreased revenue recognized under our Neurocrine and Novartis collaboration agreements, including $80.0 million in collaboration revenue that was recognized during the fourth quarter of 2023 in connection with the Novartis collaboration announced in January 2024.
●	Net Loss/Income: Net loss was $34.5 million for the fourth quarter of 2024, compared to net income of $56.4 million for the same period in 2023, and net loss was $65.0 million for the year ended December 31, 2024, compared to net income of $132.3 million for the same period in 2023. The differences are primarily due to the decreases in collaboration revenue discussed above.
●	R&D Expenses: Research and development expenses were $35.6 million for the fourth quarter of 2024, compared to $25.8 million for the same period in 2023, and $127.4 million for the year ended December 31, 2024, compared to $92.2 million for the same period in 2023. The increase in R&D expenses was primarily due to increased program-related spending to support our advancing pipeline, along with increased facilities costs related to our lease for additional laboratory and office space.
●	G&A Expenses: General and administrative expenses were $9.0 million for the fourth quarter of 2024, compared to $10.2 million for the same period in 2023, and $35.9 million for the year ended December 31, 2024, compared to $35.8 million for the same period in 2023. The consistent spend reflects continued disciplined expense management.
●	Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2024, were $332.4 million.

Financial Guidance

Voyager is committed to maintaining a strong balance sheet that supports the advancement and growth of its platform and pipeline. Voyager continues to assess its planned cash needs both during the current period and in future periods. We expect our cash, cash equivalents, and marketable securities, along with amounts expected to be received as reimbursement for development costs under the Neurocrine and Novartis collaborations and interest income, to be sufficient to meet Voyager’s planned operating expenses and capital expenditure requirements into mid-2027.

Conference Call

Voyager will host a conference call and webcast today at 4:30 p.m. ET to discuss fourth quarter and full year 2024 financial and operating results. A live webcast of the call will be available on the Investors section of the Voyager website at https://ir.voyagertherapeutics.com/, and a replay of the call will be available at the same link approximately two hours after its completion. The replay will be available for at least 30 days following the conclusion of the call.

About Voyager Therapeutics

Voyager Therapeutics, Inc. (Nasdaq: VYGR) is a biotechnology company dedicated to leveraging the power of human genetics to modify the course of – and ultimately cure – neurological diseases. Our pipeline includes programs for Alzheimer’s disease, Friedreich’s ataxia, Parkinson’s disease, amyotrophic lateral sclerosis (ALS), and multiple other diseases of the central nervous system. Many of our programs are derived from our TRACER™ AAV capsid discovery platform, which we have used to generate novel capsids and identify associated receptors to potentially enable high brain penetration with genetic medicines following intravenous dosing. Some of our programs are wholly owned, and some are advancing with partners including Alexion, AstraZeneca Rare Disease; Novartis Pharma AG; and Neurocrine Biosciences, Inc. For more information, visit http://www.voyagertherapeutics.com.

Voyager Therapeutics® is a registered trademark, and TRACER™ is a trademark, of Voyager Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “expect,” “believe,” “anticipate,” “potential,” “may,” or “continue,” and other similar expressions are intended to identify forward-looking statements.

For example, all statements Voyager makes regarding Voyager’s ability to advance its AAV-based gene therapy programs and tau antibody program, including expectations for Voyager’s achievement of preclinical and clinical development milestones for its potential development candidates such as the identification of lead development candidates, IND and CTA filings, the initiation of clinical trials, clinical trial enrollment, and the generation of clinical data; the potential for an antibody targeting tau to impact the accumulation of tau in the brain of Alzheimer’s patients and for this impact to offer a clinically significant benefit in some patients; the potential for third-party clinical data to inform Voyager’s clinical development plans; Voyager’s ability to advance gene therapy product candidates under the Neurocrine collaboration; Voyager’s anticipated financial results, including the anticipated receipt by Voyager of revenues or reimbursement payments from collaboration partners; and Voyager’s cash runway and ability to generate sufficient cash resources to enable it to continue its business and operations are forward looking.

All forward-looking statements are based on estimates and assumptions by Voyager’s management that, although Voyager believes such forward-looking statements to be reasonable, are inherently uncertain and subject to risks and uncertainties that may cause actual results to differ materially from those that Voyager expected. Such risks and uncertainties include, among others, the expectations and decisions of regulatory authorities; the timing, initiation, conduct and outcomes of Voyager’s preclinical and clinical studies; the availability of data from clinical trials; the availability or commercial potential of product candidates under collaborations; the success of Voyager’s product candidates; the willingness and ability of Voyager's collaboration partners to meet obligations under collaboration agreements with Voyager; the continued development of Voyager’s technology platforms, including Voyager’s TRACER platform and its antibody screening technology; Voyager’s scientific approach and program development progress, and the restricted supply of critical research components; the development by third parties of capsid identification platforms that may be competitive to Voyager’s TRACER capsid discovery platform; Voyager’s ability to create and protect intellectual property rights associated with the TRACER capsid discovery platform, the capsids identified by the platform, and development candidates for Voyager’s pipeline programs; the possibility or the timing of Voyager’s receipt of program reimbursement, development or commercialization milestones, option exercise, and other payments under Voyager’s existing licensing or collaboration agreements; the ability of Voyager to negotiate and complete licensing or collaboration agreements with other parties on terms acceptable to Voyager and the third parties; the success of programs controlled by third-party collaboration partners in which Voyager retains a financial interest; the ability to attract and retain talented directors, employees, and contractors; and the sufficiency of Voyager’s cash resources to fund its operations and pursue its corporate objectives.

These statements are also subject to a number of material risks and uncertainties that are described in Voyager’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. All information in the press release is as of the date of this press release, and any forward-looking statement speaks only as of the date on which it was made. Voyager undertakes no obligation to publicly update or revise this information or any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Trista Morrison, NACD.DC, tmorrison@vygr.com

Media: Brooke Shenkin, brooke@scientpr.com

Selected Financial Information

($ amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
Statement of Operations Items:	2024	2023	2024	2023
Collaboration revenue	$6,278	$90,061	$80,001	250,008
Operating expenses:
Research and development	35,583	25,756	127,368	92,172
General and administrative	8,994	10,242	35,920	35,822
Total operating expenses	44,577	35,998	163,288	127,994
Operating (loss) income	(38,299)	54,063	(83,287)	122,014
Total other income	4,396	3,154	18,950	11,724
(Loss) income before income taxes	(33,903)	57,217	(64,337)	133,738
Income tax provision	584	822	665	1,408
Net (loss) income	$(34,487)	$56,395	$(65,002)	$132,330

Net (loss) income per share, basic	$(0.59)	$1.28	$(1.13)	$3.08
Net (loss) income per share, diluted	(0.59)	1.25	(1.13)	2.97

Weighted-average common shares outstanding, basic	57,974,688	43,983,990	57,667,543	43,020,747
Weighted-average common shares outstanding, diluted	57,974,688	45,078,511	57,667,543	44,569,334

	December 31,
Selected Balance Sheet Items	2024	2023
Cash, cash equivalents, and marketable securities	$332,388	$230,875
Total assets	$393,050	$351,281
Accounts payable and accrued expenses	$18,167	$18,427
Deferred revenue	$30,397	$75,240
Total stockholders’ equity	$299,760	$236,320

GAAP vs. Non-GAAP Financial Measures

Voyager’s financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent revenue and expenses as reported to the Securities and Exchange Commission. Voyager has provided in this release certain financial information that has not been prepared in accordance with GAAP, including net collaboration revenue and net research and development expenses, which exclude the impact of reimbursement by Neurocrine Biosciences (Neurocrine) and Novartis Pharma AG (Novartis) for expenses we incur in conducting preclinical development activities under our collaboration agreements. Management uses these non-GAAP measures to evaluate the Company’s operating performance in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business. Management believes that such non-GAAP measures are important in comparing current results with prior period results and are useful to investors and financial analysts in assessing the Company’s operating performance. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation. The non-GAAP measures give investors and financial analysts a better understanding of our net revenue and net research and development expenses without the pass-through impact of Neurocrine costs. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for, the financial information presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures set forth below.

Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
GAAP collaboration revenue	$6,278	$90,061	$80,001	$250,008
Revenue recognized for reimbursed research and development services (Note 1)	$1,893	$3,052	$8,463	$10,095
Net collaboration revenue	$4,385	$87,009	$71,538	$239,913

GAAP total research and development expenses	$35,583	$25,756	$127,368	$92,172
Expenses incurred for reimbursed research and development services (Note 1)	$1,893	$3,052	$8,463	$10,095
Net research and development expenses	$33,690	$22,704	$118,905	$82,077

Note 1: Under the Company's existing collaboration agreements with Neurocrine and Novartis, Neurocrine and Novartis have agreed to be responsible for all costs the Company incurs in conducting preclinical development activities for certain collaboration programs, in accordance with joint steering committee agreed upon workplans and budgets. Reimbursable research and development services performed during the period are captured within collaboration revenue and research and development expenses in the Company's consolidated statements of operations. During the three months ended December 31, 2024, we incurred $1.9 million of reimbursable research and development services recorded within collaboration revenue and research and development expenses. During the three months ended December 31, 2023, we incurred $3.1 million of reimbursable research and development services recorded within collaboration revenue and research and development expenses. During the year ended December 31, 2024, we incurred $8.5 million of reimbursable research and development services recorded within collaboration revenue and research and development expenses. During the year ended December 31, 2023, we incurred $10.1 million of reimbursable research and development services recorded within collaboration revenue and research and development expenses.